                                                                       Exhibit C
                                                                       ---------

================================================================================

                     CLASS A COMMON STOCK PURCHASE AGREEMENT

                          Dated as of September 7, 1999

                                      among

                              VERIDIAN CORPORATION

                                       and

                           THE INVESTORS PARTY HERETO


================================================================================

                                TABLE OF CONTENTS

1.  Definitions; Certain Rules of Construction .........................................   1
2.  Authorization, Sale and Purchase of Class A Common Stock. ..........................   9
    2.1.   Authorization of Class A Common Stock .......................................   9
    2.2.   Sale and Purchase of Class A Common Stock ...................................   9
    2.3.   The Closing .................................................................  10
3.  Representations and Warranties of the Company ......................................  10
    3.1.   Organization and Corporate Power ............................................  10
    3.2.   Authorization ...............................................................  10
    3.3.   Capitalization ..............................................................  10
    3.4.   Subsidiaries ................................................................  11
    3.5.   Financial Statements ........................................................  12
    3.6.   Absence of Undisclosed Liabilities ..........................................  12
    3.7.   Absence of Certain Developments .............................................  12
    3.8.   Title to Properties .........................................................  14
    3.9.   Tax Matters .................................................................  15
    3.10.  Contracts and Commitments ...................................................  17
    3.11.  No Defaults .................................................................  17
    3.12.  Intellectual Property. ......................................................  18
    3.13.  Effect of Transactions ......................................................  20
    3.14.  No Governmental Consent or Approval Required ................................  20
    3.15.  Litigation ..................................................................  20
    3.16.  Securities Laws .............................................................  21
    3.17.  Business ....................................................................  21
    3.18.  Brokerage ...................................................................  21
    3.19.  Employees. ..................................................................  21
    3.20.  Insurance ...................................................................  22
    3.21.  Environmental Regulation ....................................................  22
    3.22.  Employee Benefit Plans. .....................................................  23
    3.23.  Transactions with Affiliates ................................................  25
    3.24.  [Intentionally Omitted.] ....................................................  25
    3.25.  Books and Records ...........................................................  25
    3.26.  Customer and Supplier Relations .............................................  25
    3.27.  No Illegal Payments, Etc ....................................................  26
    3.28.  Year 2000 Compliance ........................................................  26
    3.29.  Offering Memorandum .........................................................  26
    3.30.  Disclosure ..................................................................  27
4.  Representations, Warranties and Certain Other Agreements of the Investors. .........  27
    4.1.   Representations, Warranties and Covenants ...................................  27
    4.2.   Legends .....................................................................  28
5.  Certain Covenants and Representations and Warranties. ..............................  28
    5.1.   General .....................................................................  28

                                      -i-

    5.2.  Notices and Consents. .........................................     28
    5.3.  Operation of Business .........................................     29
    5.4.  Preservation of Business ......................................     29
    5.5.  Full Access ...................................................     29
    5.6.  Notice of Developments ........................................     29
    5.7.  Exclusivity ...................................................     30
    5.8.  The Acquisitions. .............................................     30
6.  Conditions to the Investors' Obligations at the Closing .............     31
    6.1.  Representations and Warranties ................................     31
    6.2.  Performance. ..................................................     32
    6.3.  Compliance Certificate. .......................................     32
    6.4.  Certificate of Incorporation; By-laws .........................     32
    6.5.  Acquisitions. .................................................     32
    6.6.  Qualifications ................................................     32
    6.7.  Proceedings and Documents .....................................     33
    6.8.  Secretary's Certificate. ......................................     33
    6.9.  Legal Opinion .................................................     33
    6.10. Financial Projections .........................................     33
    6.11. Stockholders Agreement ........................................     33
    6.12. Registration Rights Agreement. ................................     33
    6.13. Payment of Fees and Expenses ..................................     33
    6.14. Debt Financing and Preferred Stock Financing ..................     34
    6.15. Issuance of Shares to Monitor Company, Inc ....................     34
7.  Conditions to the Company's Obligations at the Closing ..............     34
    7.1.  Representations and Warranties ................................     34
    7.2.  Payment of Purchase Price .....................................     34
    7.3.  Proceedings and Documents .....................................     34
    7.4.  Qualifications ................................................     34
    7.5.  Stockholders Agreement ........................................     34
    7.6.  Acquisitions ..................................................     34
8.  Affirmative Covenants of the Company and its Subsidiaries ...........     34
    8.1.  Financial and Other Information. ..............................     34
    8.2.  Confidentiality ...............................................     37
    8.3.  Expenses ......................................................     37
    8.4.  Determination Event Fee .......................................     38
    8.5.  Investor Consent Rights .......................................     38
    8.6.  Redemption of Stock. ..........................................     38
9.  Provisions Relating to Indemnification. .............................     38
    9.1.  Indemnification ...............................................     38
    9.2.  Survival of Representations and Warranties ....................     39
    9.3.  Matters Involving Third Parties. ..............................     39
10. Termination. ........................................................     41
    10.1. Termination of Agreement ......................................     41

    10.2.    Effect of Termination ......................................     42
11. Amended and Restated Shareholders Agreement .........................     42
12. Notices .............................................................     42
13. Reliance; Survival ..................................................     42
14. Third Party Beneficiary .............................................     43
15. Assignment ..........................................................     43
16. Course of Dealing; Amendments, Waivers and Consents .................     43
17. General .............................................................     43

                             EXHIBITS AND SCHEDULES

Exhibits

A      -   Investors

B      -   Amended and Restated Certificate of Incorporation

C      -   Stockholders Agreement

D      -   Registration Rights Agreement

Schedules

3.3    -   Capitalization of the Company

3.4    -   Subsidiaries of the Company

3.5    -   Financial Statements

3.6    -   Absence of Undisclosed Liabilities

3.7    -   Absence of Certain Developments

3.8A   -   Title to Properties

3.8B   -   Leases

3.9    -   Tax Matters

3.10   -   Contracts and Commitments

3.11   -   Defaults

3.12A  -   Protection of Intellectual Property

3.12B  -   Infringement of Intellectual Property

3.12C  -   Registration of Intellectual Property

3.12D  -   Licenses of Intellectual Property

3.13   -   Effect of Transactions

3.14   -   Governmental Consents and Approvals

3.15     -   Litigation

3.18     -   Brokerage

3.19     -   Employee Matters

3.20     -   Insurance

3.21     -   Environmental Matters

3.22     -   Employee Benefit Plans

3.23     -   Transactions with Affiliates

4.1.5    -   Brokerage

4.1.6    -   U.S. Citizens

8.1.4    -   Preparation of Financial Statements

                                                                       Exhibit C

                              VERIDIAN CORPORATION

                              CLASS A COMMON STOCK
                               PURCHASE AGREEMENT

         This Class A Common Stock Purchase Agreement, dated as of September 7, 1999, is among Veridian Corporation, a Delaware corporation (together with its successors, the "Company"), and the Investors (as defined below).

                                    RECITALS

         WHEREAS, the Company desires to sell, and the Investors desire to purchase shares of Class A Common Stock (as defined below);

         WHEREAS, contemporaneously with the Closing, the Company proposes to have certain Persons (the "Preferred Stock Investors") purchase shares of redeemable preferred stock of the Company (the "Preferred Stock Financing");

         WHEREAS, contemporaneously with the Closing, the Company will consummate the acquisition of all of the outstanding equity interests in each of
(a) ERIM International, Inc., a Michigan corporation ("ERIM"), (b) MRJ Group, Inc., a Delaware corporation ("MRJ"), and (c) Trident Data Systems, Inc., a California corporation ("Trident"), as further described herein; and

         WHEREAS, the Company proposes to enter into debt financing transactions (the "Debt Financing Transactions") contemporaneously with the Closing, which may include entering into a new credit facility, issuing high yield or other debt securities in a private or public offering or engaging in other forms of debt or mezzanine financing satisfactory to the Company and Investors;

         NOW THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Company and the Investors hereby agree as follows:

1. Definitions; Certain Rules of Construction. Certain capitalized terms are used in this Agreement (as defined below) with the specific meanings defined below in this Section 1. Except as otherwise explicitly specified to the contrary or unless the context clearly requires otherwise, (a) the capitalized term "Section" refers to sections of this Agreement, (b) the capitalized term "Exhibit" refers to exhibits to this Agreement, (c) the capitalized term "Schedule" refers to schedules to this Agreement, (d) references to a particular
Section include all subsections thereof, (e) the word "including" shall be construed as "including without limitation," (f) references to a particular statute or regulation include all rules and regulations thereunder and any successor statute, rules or regulation, in each case as from time to time in effect, (g) words in the singular or plural form include the plural and singular form, respectively, (h) references to a particular Person include such Person's successors and assigns to the extent not prohibited by this Agreement, and (i) the phrase "made available to the Investors" means, when referring to a document, that the Company has either (A) provided a copy of such document to the Investors or, in the case of the MCP Investors, to MCP, Ropes & Gray or Arthur Andersen LLP, as advisors to the MCP Investors, or (B) has made such document available at its executive offices for review by the Investors or, in the case of the MCP Investors, by MCP, Ropes & Gray or Arthur Andersen LLP.

     1.1. "1933 Act" means the Securities Act of 1933, as from time to time in effect.

     1.2. "1998 Financials" means the audited consolidated and unaudited consolidating balance sheets of the Company and its Subsidiaries as at December 31, 1998 and the audited consolidated and unaudited consolidating statements of income, cash flows and changes in stockholders' equity of the Company and its Subsidiaries for the fiscal year then ended.

     1.3. "1999 Financials" means the unaudited consolidated and consolidating balance sheets of the Company and its Subsidiaries as at June 30, 1999 and the unaudited consolidated and consolidating statements of income, cash flows and changes in stockholders' equity of the Company and its Subsidiaries for the portion of the fiscal year then ended.

     1.4. "Acquisition" is defined in Section 5.8.

     1.5. "Acquisition Candidate" is defined in Section 5.8.

     1.6. "Acquisition Document" is defined in Section 5.8.

     1.7. "Action" means any claim, action, cause of action or suit (in contract or tort or otherwise), litigation, arbitration, investigation, hearing, charge, complaint, demand, notice or proceeding to, from, by or before any Governmental Authority.

     1.8. "Affiliate" means, with respect to any specified Person at any time,
(a) each Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person at such time, (b) each Person who is at the time in question an officer, director or direct or indirect beneficial holder of at least 10% of any class of the outstanding capital stock of such specified Person, (c) the Members of the Immediate Family of (i) each officer, director or holder described in clause (b) above and (ii) if such specified Person is a natural person, such specified Person, and (d) each Person of which such specified Person or an Affiliate (as defined in clauses (a) through (c) above) thereof shall, directly or indirectly, beneficially own at least 10% of any class of outstanding capital stock or other evidence of beneficial interest at such time; provided, however, that no Investor shall be considered an Affiliate of the Company.

     1.9. "Agreement" means this Class A Common Stock Purchase Agreement, as amended and in effect from time to time.

     1.10. "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that forms or could reasonably form, at the time of any such determination, the basis for any specified consequence.

     1.11. "Business Day" shall mean a day other than a Saturday or Sunday or a day on which banks in Boston, Massachusetts or Alexandria, Virginia are authorized or required to close.

     1.12. "By-laws" means, with respect to any Person (other than an individual), all by-laws relating to such Person, as from time to time in effect.

     1.13. "CERCLA" means the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980.

     1.14. "Certificate of Incorporation" means the Amended and Restated Certificate of Incorporation of the Company as attached hereto as Exhibit B, as in effect at the Closing and as thereafter amended and in effect from time to time.

     1.15. "Charter" means the certificate or articles of incorporation or organization, statute, constitution, joint venture, limited liability company or partnership agreement or articles or other charter documents of any Person (other than an individual), each as from time to time in effect.

     1.16. "Class A Common Stock" means the Company's Class A Common Stock, par value $.0001 per share.

     1.17. "Class B Common Stock" means the Company's Class B Common Stock, par value $.0001 per share.

     1.18. "Closing" is defined in Section 2.3.

     1.19. "Closing Date" is defined in Section 2.3.

     1.20. "Code" means the federal Internal Revenue Code of 1986 or any successor statute, and the rules and regulations thereunder, and in the case of any referenced section of any such statute, rule or regulation, any successor section thereto, collectively and as from time to time amended and in effect.

     1.21. "Common Stock" means the Class A Common Stock and the Class B Common Stock, collectively.

     1.22. "Company" is defined in the preamble to this Agreement.

     1.23. "Company Plan" is defined in Section 3.22.

     1.24. "Compensation" means, with respect to any Person, all salaries, compensation, remuneration or bonuses of any character, and medical, surgical, dental, hospital, disability, unemployment, retirement, pension, vacation, insurance or fringe benefits of any kind, or other payments of any kind whatsoever, made directly or indirectly by the Company or any of its Subsidiaries to such Person or Members of the Immediate Family of such Person.

     1.25. "Contractual Obligation" means, with respect to any Person, any contract, agreement, deed, mortgage, lease, permit, license, commitment, undertaking, arrangement or understanding, written or oral, or other document or instrument (including any document or instrument evidencing or otherwise relating to any Debt but excluding the Charter or By-laws of such Person) to which or by which such Person is a party or otherwise subject or bound or to which or by which any property or right of such Person is subject or bound.

     1.26. "Conversion Shares" means the shares of Class B Common Stock issued or issuable upon conversion of the Class A Common Stock.

     1.27. "Debt" means, with respect to any Person, all obligations (including all such obligations in respect of principal, accrued interest, penalties, fees and premiums) of such Person (a) for borrowed money (including overdraft facilities), (b) evidenced by notes, bonds, debentures or similar Contractual Obligations, (c) for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the Ordinary Course of Business), (d) under capital leases, (e) in respect of letters of credit and bankers' acceptances and (f) in the nature of Guarantees of the obligations described in clauses (a) through (e) above of any other Person.

     1.28. "Debt Financing Transactions" is defined in the recitals to this Agreement.

     1.29. "Employee Plan" means any plan, program, agreement, policy or arrangement, whether or not reduced to writing, that is (a) a Welfare Plan; (b) a pension benefit plan within the meaning of Section 3(2) of ERISA; (c) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity-based plan; or (d) any other deferred-compensation, retirement, welfare-benefit, bonus, incentive or fringe-benefit plan, program or arrangement covering a single individual or a group of individuals.

     1.30. "Enforceable" means, with respect to any Contractual Obligation stated to be Enforceable by or against any Person, that such Contractual Obligation is a legal, valid and binding obligation enforceable by or against such Person in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

         1.31. "Environmental Laws" means all applicable federal, state or local statutes, laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) relating to public health and safety and protection of the environment, including the Federal Occupational Health and Safety Act.

         1.32. "ERIM" is defined in the Recitals.

         1.33. "ERISA" means the federal Employee Retirement Income Security Act of 1974.

         1.34. "Financials" means each of:

               (a) the audited consolidated and unaudited consolidating balance sheets of the Company and its Subsidiaries as at December 31, 1996 and 1997, and the audited consolidated and unaudited consolidating statements of income, cash flows and changes in stockholder's equity of the Company and its Subsidiaries for the fiscal years then ended;

               (b) the 1998 Financials; and

               (c) the 1999 Financials.

         1.35. "GAAP" means United States generally accepted accounting principles as set forth in the opinions and pronouncements of the Accounting Principles Board, the American Institute of Certified Public Accountants and the Financial Accounting Standards Board and as in effect for the relevant time period.

         1.36. "Government Contract" means with respect to any Person, any Contractual Obligation between such Person and the United States federal government or any department, agency or instrumentality thereof, and any Contractual Obligation in the nature of a subcontract at any tier held by such Person under any such Contractual Obligation with respect to the performance of which a third party is primarily responsible.

         1.37. "Government Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

         1.38. "Governmental Authority" means any United States federal, state or local or any foreign government, governmental authority, regulatory or administrative agency, governmental commission, court or tribunal (or any department, bureau or division thereof) or any arbitral body.

         1.39. "Guarantee" means, with respect to any Person, (a) any guarantee of the payment or performance of, or any contingent obligation in respect of, any Debt or other obligation of any other Person, (b) any other arrangement whereby credit is extended to any obligor (other than such Person) on the basis of any promise or undertaking of such Person (i) to pay the Debt of such obligor, (ii) to purchase any obligation owed by such obligor, (iii) to purchase or lease assets (other than inventory in the Ordinary Course of Business) under circumstances that would enable such obligor to discharge one or more of its obligations, or (iv) to maintain the capital, working capital, solvency or general financial condition of such obligor, and (c) any liability as a general partner of a partnership or as a venturer in a joint venture in respect of Debt or other obligations of such partnership or venture.

         1.40. "Hazardous Material" means any pollutant, toxic or hazardous material or waste, including any "hazardous substance" or "pollutant" or "contaminant" as defined in Section 101(14) of CERCLA or any other Environmental Law or regulated as toxic or hazardous under RCRA or any other Environmental Law.

         1.41. "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

         1.42. "Indemnified Party" is defined in Section 9.3.

         1.43. "Indemnifying Party" is defined in Section 9.3.

         1.44. "Intellectual Property" means, with respect to any Person, all of such Person's right, title and interest in and to (a) all proprietary rights of every kind and nature, including patents, copyrights, trademarks, service marks, trade dress, logos, trade secrets and proprietary information (together with all translations, adaptations, derivations and combinations thereof and all goodwill associated therewith), (b) all applications for any of the foregoing and (c) all licenses and agreements granting rights related to any of the foregoing.

         1.45. "Investor" means each of the investors listed on Exhibit A, together with their respective successors and assigns.

         1.46. "Investor Indemnified Liabilities" is defined in Section 9.1.

         1.47. "Investor Indemnified Person" is defined in Section 9.1.

         1.48. "IRS" is defined in Section 3.9(c).

         1.49. "Knowledge" means actual knowledge of a specified Person after reasonable investigation; provided, however, that "Knowledge of the Company" means the actual knowledge, after reasonable investigation of each of (a) the Company's President and Chief Executive Officer, Chief Financial Officer, Senior Vice President for Strategy and Corporate Development, Senior Vice President of Organization Capabilities and Senior Vice President for Communications and Policy, (b) the general manager and senior financial officer of each of the Company's and its Subsidiaries' material business units, (c) the President of each of the Company's Subsidiaries and (d) to the extent not previously named, each member of the Company's Executive Leadership Team.

         1.50. "Legal Requirement" means any United States federal, state or local or foreign law, statute, standard, ordinance, code, order, rule, regulation, resolution or promulgation, or any order, judgment or decree of any Governmental Authority, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

         1.51. "Lien" means any mortgage, pledge, lien, security interest, charge, adverse or prior claim, encumbrance, restriction on transfer, conditional sale or other title retention device or arrangement (including, without limitation, a capital lease), transfer for the purpose of subjection to the payment of any Debt or other obligation, or restriction on the creation of any of the foregoing, whether relating to any property or right or the income or profits therefrom; provided, however, that the term "Lien" shall not include (i) statutory liens for Taxes to the extent that the payment thereof is not in arrears or otherwise due, (ii) encumbrances in the nature of zoning restrictions, easements, rights or restrictions of record on the use of real property if the same do not impair its use in the conduct of the business of the Company and its Subsidiaries as currently conducted and as currently proposed to be conducted, (iii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented to the extent that no payment or performance under any such lease or rental agreement is in arrears or is otherwise due, (iv) deposits or pledges made in connection with, or to secure payment of, worker's compensation, unemployment insurance, old age pension programs mandated under applicable Legal Requirements or other social security and (v) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, statutory or common law liens to secure claims for labor, materials, equipment or supplies and other like liens, which secure obligations to the extent that payment thereof is not in arrears or otherwise due.

         1.52. "Material Adverse Effect" means any change in or effect on the business, operations, assets, prospects or condition (financial or otherwise) of the Company or any of its Subsidiaries which, when considered either singly or in the aggregate together with all other adverse changes or effects with respect to which such phrase is used in this Agreement, is, or poses a material risk of being, materially adverse to the business, operations, assets, prospects or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole.

         1.53. "MCP" means Monitor Clipper Partners, Inc., a Delaware corporation.

         1.54. "MCP Investors" means Monitor Clipper Equity Partners, Inc. and Monitor Clipper Equity Partners (Foreign), L.P., each a Delaware limited partnership.

         1.55. "Members of the Immediate Family" means, with respect to any natural person, (a) each spouse, parent, brother, sister or child of such natural person; (b) each spouse of any Person described in clause (a) above; (c) each child of any Person described in clauses (a) or (b) above; (d) each trust created solely for the benefit of one or more of the Persons described in clauses (a) through (c) above; and (e) each custodian or guardian of any property of one or more of the Persons described in clauses (a) through (d) above in his or her capacity as such custodian or guardian.

         1.56. "MRJ" is defined in the Recitals.

         1.57. "Ordinary Course of Business" means the ordinary course of business of the Company and its Subsidiaries consistent with past custom and practice for the applicable business operations of the Company and its Subsidiaries, including past practice with respect to quantity and frequency, the standard employment and payroll policies and practices of the Company and its Subsidiaries, and the practice with respect to management of working capital of the Company and its Subsidiaries.

         1.58. "Person" means any natural person, corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, business or government or any governmental agency or political subdivision thereof.

         1.59. "Post-Closing Tax Period" means any Tax period (or portion thereof) ending after the Closing Date.

         1.60. "Pre-Closing Tax Period" means any Tax period (or portion thereof) ending on or before the Closing Date.

         1.61. "Preferred Stock Financing" is defined in the Recitals.

         1.62. "Preferred Stock Investors" is defined in the Recitals.

         1.63. "RCRA" means the federal Resource Conservation and Recovery Act, 42 U.S.C. Section 690, et seq.

         1.64. "Registration Rights Agreement" means the Registration Rights Agreement dated as of the Closing Date, in the Form of Exhibit D hereto, as amended and in effect from time to time, among the Company and the Investors.

         1.65. "Securities" is defined in Section 4.1.2.

         1.66. "Shares" is defined in Section 2.2.

         1.67. "Stockholders Agreement" means the Stockholders Agreement dated as of the Closing Date, in the form of Exhibit C hereto, as amended and in effect from time to time, among the Company, the Investors and certain other stockholders of the Company party thereto.

         1.68. "Subsidiary" means any Person of which the Company (or other specified Person) shall at the time, directly or indirectly through one or more Subsidiaries, (a) own at least 50% of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally,

(b) hold at least 50% of the partnership, limited liability company, joint venture or similar interests or (c) be a general partner, managing member or joint venturer; provided, that none of Trident, MRJ or ERIM shall be considered a Subsidiary of the Company for purposes of Section 3 hereof.

         1.69. "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar taxes, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

         1.70. "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

         1.71. "Third-Party Claim" is defined in Section 9.3.

         1.72. "Transaction Documents" means each of (a) this Agreement, (b) the Certificate of Incorporation, (c) the Stockholders Agreement, (d) the Registration Rights Agreement, (e) the Company's By-laws, (f) Contractual Obligations relating to the Preferred Stock Financing and the Debt Financing Transactions, (g) the Acquisition Documents, (h) the Voting Agreements between the Company, Monitor Clipper Equity Partners, L.P. ("MCEP"), Monitor Clipper Equity Partners (Foreign), L.P. ("MCEP(F)") and each of CIBC WG Argosy Merchant Fund 2, L.L.C. and Co-Investment Merchant Fund 3, LLC, (i) the Assignment Agreement among MCEP, MCEP(F), the Company, Monitor Company, Inc., and Monitor Consulting, L.P. and (j) any other Contractual Obligation entered into or otherwise executed and delivered by the Company pursuant to any Contractual Obligation or other document listed in clauses (a) through (i) above.

         1.73. "Trident" is defined in the Recitals.

         1.74. "Welfare Plan" means a welfare benefit plan within the meaning of
Section 3(1) of ERISA.

2.       Authorization, Sale and Purchase of Class A Common Stock.

         2.1. Authorization of Class A Common Stock. The Company has authorized the sale and issuance of up to 5,500,000 shares of Class A Common Stock pursuant to this Agreement. The rights, powers, privileges, and preferences of the Class A Common Stock are (or will be prior to the closing) as set forth in the Certificate of Incorporation attached hereto as Exhibit B.

         2.2. Sale and Purchase of Class A Common Stock. Subject to the terms and conditions of this Agreement and on the basis of the representations, warranties, covenants and indemnities set forth herein, the Company agrees to sell to each Investor, and each Investor agrees to purchase from the Company at the Closing, the number of shares of Class A Common Stock (collectively, the "Shares") set forth opposite such Investor's name on Exhibit A for a purchase price of $20.00 per share of Class A Common Stock.

         2.3. The Closing. The purchase and sale of the Shares will take place at a closing (the "Closing") at 11:00 A.M. Washington, D.C. time on September 7, 1999 (the "Closing Date") at the offices of Andrews & Kurth L.L.P., 1701 Pennsylvania Avenue, N.W., Suite 300, Washington, D.C. 20006, or at such other place and time as the parties shall mutually agree but in any event no later than 3 Business Days following the satisfaction or waiver of all conditions specified in Sections 6 and 7 of this Agreement. At the Closing, the Company will deliver to each Investor a certificate or certificates, registered in such Investor's name, representing the number of shares of Class A Common Stock to be acquired by such Investor pursuant to this Agreement, against payment by such Investor to the Company of the purchase price in lawful money of the United States of America by wire transfer of immediately available funds to an account of the Company specified by the Company by notice to the Investors received by them no less than two Business Days prior to the Closing.

3. Representations and Warranties of the Company. In order to induce the Investors to enter into this Agreement and to purchase the Shares hereunder, the Company hereby represents and warrants, as of the Closing Date, to each Investor that:

         3.1. Organization and Corporate Power. The Company is a corporation (a) duly organized, validly existing and in good standing under the laws of Delaware and (b) qualified to do business as a foreign corporation in each jurisdiction in which such qualification is required and in which the failure to so qualify has had or could reasonably be expected to have a Material Adverse Effect. The Company has all required corporate power and authority (i) to own its property,
(ii) to carry on its business as presently conducted or proposed to be conducted and (iii) to carry out the transactions contemplated hereby and by the Transaction Documents. The Company has made available to the Investors correct and complete copies of the Charter and By-laws of the Company, as amended and in effect.

         3.2. Authorization. The execution, delivery and performance of each of the Transaction Documents have been duly authorized by all necessary corporate action of the Company and its Subsidiaries. Each of the Transaction Documents has been duly executed and delivered by the Company, and is Enforceable against the Company.

         3.3. Capitalization. The entire authorized capital stock of the Company consists of 1,000,000 shares of Preferred Stock, of which no such shares are issued and outstanding, and 24,497,500 shares of Series B Common Stock, of which 6,192,844 shares are issued and outstanding. Schedule 3.3 sets forth each holder of record of issued and outstanding shares of capital stock of the Company and the number of such shares held by such holder as of the date hereof and immediately prior to the Closing. The Company holds no shares of its capital stock in its treasury. The Company has reserved (a) 5,500,000 shares of Class A Common Stock for issuance hereunder, (b) 2,500 shares of Class A Common Stock for issuance to the Monitor Company, (c) 740,946 shares of Class B Common Stock for issuance upon exercise of stock options to be issued by the Company to directors, officers and employees of the Company pursuant to the Company's stock option plans and (d) 7,192,813 shares of Class B Common Stock for issuance upon conversion of the Class A Common Stock into Class B Common Stock. All of the issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable. When issued in accordance with the terms of this Agreement, the Shares will be duly authorized, validly issued, fully paid and non-assessable. Upon issuance in accordance with the terms of the Certificate of Incorporation, the Conversion Shares will be duly authorized, validly issued, fully paid and non-assessable. Except as set forth on Schedule 3.3: (a) there are no outstanding warrants, options or other rights or Contractual Obligations to purchase or acquire from the Company, or exchangeable for or convertible into, any securities of the Company; (b) there are no preemptive or other similar rights with respect to the issuance or sale by the Company of the Shares or the Conversion Shares of any other shares of its capital stock; (c) except as provided in the Stockholders Agreement or imposed by applicable securities laws, there are no Liens on, or other Contractual Obligations relating to, the ownership, transfer or voting of any shares of capital stock of the Company; and (d) there are no existing rights with respect to registration under the 1933 Act of any securities of the Company or any of its Subsidiaries. None of the Company or any of its Subsidiaries has violated the 1933 Act, any state blue sky or securities laws or any other Legal Requirement or the preemptive or other similar rights of any Person in connection with the issuance of any of its securities. Except as set forth on
Schedule 3.3, there is no Contractual Obligation, or provision in the Charter or By-laws, of the Company or any of its Subsidiaries which (A) obligates the Company or any of its Subsidiaries to purchase or redeem, or make any payment in respect of, any shares of capital stock, or any securities exchangeable for or convertible into any shares of capital stock, or other equity interests of the Company or any of its Subsidiaries, (B) provides for any stock appreciation or similar right or (C) grants any right to share in the equity, income, revenues or cash flow of the Company or any of its Subsidiaries other than pursuant to the Veridian 1998 Stock Incentive Plan as in effect on the date hereof.

         3.4. Subsidiaries. Schedule 3.4 sets forth for each of the Company's Subsidiaries, its name and jurisdiction of organization. Except as disclosed on
Schedule 3.4, the Company owns all of the capital stock or other equity interests in each of its Subsidiaries, free and clear of all Liens and Contractual Obligations of any kind. Each such Subsidiary is (a) duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization and (b) qualified to do business in each jurisdiction in which such qualification is required and in which the failure to so qualify has had or could reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has full power and authority and all licenses, permits, and authorizations necessary to (i) own its property and (ii) to carry on its business as presently conducted or proposed to be conducted. The Company has delivered to the Investors correct and complete copies of the Charter and By-laws of each such Subsidiary, as amended and in effect. All of the issued and outstanding shares of capital stock or other equity interests of each such

Subsidiary have been duly authorized and are validly issued, fully paid, and nonassessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other Contractual Obligations that could require the Company or any of its Subsidiaries to sell, transfer, or otherwise dispose of any capital stock or other equity interests of any of such Subsidiaries or that could require any such Subsidiary to issue, sell, or otherwise cause to become outstanding any of its own capital stock or other equity interests. There are no voting trusts, proxies, or other agreements or understandings with respect to the ownership, transfer or voting of any capital stock or equity interests of any such Subsidiary. None of such Subsidiaries is in default under or in violation of any provision of its Charter or By-laws. None of the Company and its Subsidiaries controls directly or indirectly or has any direct or indirect equity participation in or ownership interest in any Person which is not a Subsidiary of the Company.

         3.5. Financial Statements. The Company has delivered the Financials to the Investors. Except as disclosed on Schedule 3.5, the Financials (a) are complete and correct in all material respects and are in accordance with the books and records of the Company and its Subsidiaries, (b) have been prepared in accordance with GAAP, consistently applied, and (c) fairly present, in all material respects, the consolidated and consolidating financial position of the Company and its Subsidiaries as at the respective dates thereof and the consolidated and consolidating results of the operations of the Company and its Subsidiaries and changes in financial position for the respective periods covered thereby; provided, however, that the 1999 Financials are subject to normal year-end audit adjustments (none of which, to the Knowledge of the Company, will be material) and lack the footnotes required by GAAP.

         3.6. Absence of Undisclosed Liabilities. Except as, and to the extent, reserved against in the Financials or as disclosed in the notes to the 1998 Financials or on Schedule 3.6, and except for liabilities arising in the Ordinary Course of Business since December 31, 1998 (none of which has had or could reasonably be expected to have a Material Adverse Effect), none of the Company or any of its Subsidiaries has incurred any material accrued or contingent liability arising out of any transaction or state of facts existing prior to the date hereof, and, to the Knowledge of the Company, there is no Basis for any such material liability.

         3.7. Absence of Certain Developments. Except for the matters disclosed on Schedule 3.7 (which matters have not had and could not reasonably be expected to have a Material Adverse Effect), the Acquisitions, the issuance of Class A Common Stock pursuant to this Agreement, the Preferred Stock Financing and the Debt Financing Transactions, since December 31, 1998:

              (a) the business of the Company and its Subsidiaries has been conducted in all material respects only in the Ordinary Course of Business;

              (b) none of the Company or its Subsidiaries has become liable in respect of any Guarantee or has incurred or otherwise become liable in respect of any Debt, except for borrowings, leases, letters of credit and bankers' acceptances in the Ordinary Course of Business under credit and lease facilities in existence on December 31, 1998;

              (c) none of the Company or any of its Subsidiaries has mortgaged, pledged or subjected to any Lien any of their respective property, business or assets, except for purchase money or similar security interests granted in connection with the purchase of equipment or supplies in the Ordinary Course of Business in an amount not exceeding $500,000 in the aggregate;

              (d) none of the Company or any of its Subsidiaries has made any declaration, setting aside or payment of any dividend or other distribution with respect to, or repurchase of, any of their respective capital stock or other equity interests;

              (e) none of the Company or any of its Subsidiaries has (i) acquired or leased from any other Person any material assets, or sold or leased to any other Person or otherwise disposed of any material assets (in each case except for assets acquired or sold in the Ordinary Course of Business in connection with goods and services provided to customers); (ii) entered into any Contractual Obligation relating to
         (A) the purchase or sale of any capital stock, partnership interest or other equity interest in any Person, (B) the purchase of assets constituting a business or (C) any merger, consolidation or other business combination; (iii) entered into or amended any lease of real property or material personal property (whether as lessor or lessee);
         (iv) canceled or compromised any Debt or claim other than accounts receivable in the Ordinary Course of Business; (v) sold, transferred, licensed or otherwise disposed of any material intangible assets other than in the Ordinary Course of Business; (vi) waived or released any right of substantial value; (vii) instituted, settled or agreed to settle any material Action; or (viii) entered into or consummated any transaction with any Affiliate in an amount in excess of $20,000;

              (f) to the Knowledge of the Company, there has been no event which poses a material risk that the Company and its Subsidiaries will not be able to operate after the Closing in accordance with the financial projections previously furnished to the Investors;

              (g) there has been no loss, destruction or damage to any material item of property of the Company or any of its Subsidiaries, whether or not insured, which has had or could reasonably be expected to have a Material Adverse Effect;

              (h) none of the Company or any of its Subsidiaries has made any material changes in the rate of Compensation payable or paid, or agreed or orally promised to pay, conditionally or otherwise, any extra Compensation, or severance or vacation pay, to any director, officer, employee, consultant or agent of the Company or any of its Subsidiaries whose Compensation exceeded $200,000 in the fiscal year ended December 31, 1998;

              (i) there has been no material labor trouble (including any work slowdown, stoppage or strike) involving the Company or any of its Subsidiaries or any material change in any of their respective personnel or the terms and conditions of the employment of such personnel;

              (j) none of the Company or any of its Subsidiaries has made any change in (x) its methods of accounting or accounting practices, except as required by GAAP, or (y) its pricing policies or payment or credit practices or failed to pay any creditor any amount owed to such creditor when due or granted any extensions of credit other than in the Ordinary Course of Business;

              (k) none of the Company or any of its Subsidiaries has terminated or closed any material facility, business or operation;

              (l) other than in the Ordinary Course of Business, none of the Company or any of its Subsidiaries has made any loan, advance or capital contributions to, or any other investment in, any Person;

              (m) none of the Company or any of its Subsidiaries has adopted or increased any benefits under any Employee Plan in any material manner;

              (n) none of the Company or any of its Subsidiaries has written up or written down any of its respective material assets;

              (o) none of the Company or any of its Subsidiaries has terminated or amended, or failed in any material respect to perform obligations or suffered the occurrence of any default under any material Contractual Obligation, which default has not been cured;

              (p) none of the Company or any of its Subsidiaries has entered into any Contractual Obligation to do any of the things referred to elsewhere in this Section 3.7; and

              (q) to the Knowledge of the Company, nothing has occurred which has had or could reasonably be expected to have a Material Adverse Effect.

         3.8. Title to Properties. Except as disclosed on Schedule 3.8A, the Company and its Subsidiaries have good and marketable title to (i) all properties (other than leased properties) and assets reflected on the audited balance sheet contained in the 1998 Financials or acquired after the date thereof and (ii) all of its properties and assets, free and clear of all Liens. All material machinery and equipment included in such properties which is necessary to the business of the Company or any of its Subsidiaries is in good condition and repair in all material respects except for reasonable wear and tear. Schedule 3.8A lists all real property owned by the Company or any of its Subsidiaries. Schedule 3.8B (i) lists, and summarizes the material terms of, all leases of real property of the Company and its Subsidiaries and (ii) lists all leases of personal property having a cost or capital lease obligation in excess of $500,000, in each case to which the Company or any of its Subsidiaries is a party (whether as lessor or lessee). The Company has made available to the Investors correct and complete copies of all leases listed on Schedule 3.8B, in each case as amended and in effect. All leases of real or personal property to which the Company or any of its Subsidiaries is a party are fully effective and afford the party thereto peaceful and undisturbed possession of the subject matter of the lease. To the Knowledge of the Company, the counterparties to such leases are not in breach of or in default of any of such leases and no Basis exists that with the lapse of time or the giving of notice, or both, could give rise to a breach or default under any of such leases, in each case which has had or could reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is in violation of any Legal Requirement applicable to the operation of owned or leased properties that is likely to impede the normal operation of the business of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has received any written notice of violation with which it has not complied, in each case which has had or could reasonably be expected to have a Material Adverse Effect.

         3.9. Tax Matters. Except as disclosed on Schedule 3.9:

              (a) The provision made for Taxes (as opposed to any provision established to reflect timing differences between book and tax income) on the face of the consolidated balance sheet (rather than in any notes thereto) included in the 1999 Financials is sufficient for the payment of all Taxes for all years and periods ending on or prior to June 30, 1999. Since December 31, 1998, the Company and its Subsidiaries have not incurred any Taxes, except for Taxes incurred in the Ordinary Course of Business which have been properly reflected in the books and records of the Company and its Subsidiaries.

              (b) All Tax Returns which were required to be filed prior to the date hereof by or on behalf of the Company or any of its Subsidiaries were timely filed and were true and correct in all material respects at the time of filing. All Taxes owed by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid or adequately accrued and will be paid or adequately accrued through the Closing Date. None of the Company or any of its Subsidiaries has received any notice of any claim by any taxing authority in any jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by such jurisdiction. To the Company's Knowledge, there are no Liens on any of the assets or properties of the Company or any of its Subsidiaries that have arisen in connection with any failure (or alleged failure) to pay any Tax.

              (c) Except as set forth on Schedule 3.9, no income Tax Returns of the Company or any of its Subsidiaries have been audited by the Internal Revenue Service

         (the "IRS") with respect to a taxable year for which the period for assessment is still open. Except as set forth on Schedule 3.9, none of the Company or any of its Subsidiaries has received from the IRS or any other authority (a) any notice of underpayment of Taxes or other deficiency which has not been paid or (b) any objection to any Tax Return filed by the Company or any of its Subsidiaries for any period which has not been fully resolved, and the Company has no Knowledge of any other audit, dispute, investigation or claim concerning any liability with respect to Taxes of the Company or any of its Subsidiaries which has not been resolved and any deficiency paid. Except as set forth on Schedule 3.9, there are no agreements or waivers outstanding which extend the statutory period of limitations applicable to any Tax Return required to be filed by the Company or any of its Subsidiaries, and there are no agreements outstanding which extend the period of time with respect to any Tax assessment or deficiency.

               (d) Except as set forth on Schedule 3.9, none of the Company or any of its Subsidiaries is a party to any Tax allocation or sharing agreement, and none of the Company or any of its Subsidiaries has been, a member of an affiliated group filing a consolidated federal income Tax Return. None of the Company or any of its Subsidiaries has any liability for the Taxes of any other Person under Treasury Regulation
         Section 1502-6 (or similar Legal Requirement), whether as a transferee or successor, by contract, or otherwise.

               (e) The Company and its Subsidiaries have made available to the Investors true, correct and complete copies of all federal income Tax Returns, and has made available to the Investors true, correct and complete copies of all other Tax Returns, filed by them and their predecessor entities with taxing authorities since December 31, 1994 and all requests for extensions or waivers and notices or claims given or received with respect thereto.

               (f) The Company and its Subsidiaries have complied in all material respects with all rules of the IRS and each appropriate state, local and foreign taxing authority with respect to the reporting of tips and other wages of the employees of the Company or any of its Subsidiaries under state law and the applicable provisions of the Code. The Company and its Subsidiaries have withheld and paid to, or will cause to be paid to, the IRS or the appropriate state, local or foreign taxing authority all amounts required to be withheld from the wages of the employees of the Company or any of its Subsidiaries under state law and the applicable provisions of the Code, and any payments made to any independent contractors, creditors, stockholders or other third parties, and the Company and its Subsidiaries will continue to do so with respect to all wages and other payments paid by them.

               (g) Neither the Company nor any Subsidiary of the Company nor any other Person on behalf of the Company or any of its Subsidiaries has entered into any agreement or consent pursuant to Section 341(f) of the Code.

               (h) Neither the Company nor any Subsidiary of the Company will be required to include any adjustment in taxable income for any Post-Closing Tax Period under Section 481(c) of the Code (or any similar Legal Requirement) as a result of any change in method of accounting for a Pre-Closing Tax Period or pursuant to the provisions of any agreement entered into with any Governmental Authority with regard to the Tax liability of the Company or any of its Subsidiaries for any Pre-Closing Tax Period.

         3.10. Contracts and Commitments. Except for the Contractual Obligations listed on Schedule 3.10, copies of which have been made available to the Investors, none of the Company or any of its Subsidiaries has (a) any Contractual Obligation (other than the Transaction Documents) which involves by its terms obligations of or to the Company or any of its Subsidiaries in excess of $1,000,000 annually or $5,000,000 in the aggregate over the period for which such Contractual Obligation is effective or (b) any employment contracts (including contracts with any common law employee, agent or independent contractor), noncompetition agreements, management agreements, partnership agreements, joint venture agreements, limited liability company agreements, stock redemption or purchase agreements, financing agreements, distribution right agreements, royalty agreements, franchise agreements, marketing agreements, licenses under which the Company or any of its Subsidiaries is licensee or licensor, leases of real or personal property or pension, profit-sharing, retirement or stock option plans, in each case which involves by its terms a commitment in excess of $500,000 or is otherwise material to the business of the Company and its Subsidiaries.

         3.11. No Defaults. Except as disclosed on Schedule 3.11, none of the Company or any of its Subsidiaries is in default (a) under its Charter or By-laws, or (b) if such default has had or could reasonably be expected to have a Material Adverse Effect, any Contractual Obligation or Legal Requirement to which it is a party or by which it or any of its property is bound or affected or with respect to any Government Order. Except as disclosed on Schedule 3.11, to the Knowledge of the Company, there does not exist any Basis which after notice, lapse of time, or both, could constitute a default by the Company or any of its Subsidiaries under any of the foregoing which could reasonably be expected to have a Material Adverse Effect. Except as disclosed on Schedule 3.11, none of the Company or any of its Subsidiaries is in breach of any warranty agreements, which breach could reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, no third party is in default under any Contractual Obligation to which the Company or any of its Subsidiaries is a party or by which any of their respective property is affected, which default could reasonably be expected to have a Material Adverse Effect.

         3.12. Intellectual Property.

               (a) The Company and its Subsidiaries own or have the right to use pursuant to license, sublicense, agreement or permission all Intellectual Property that is material to the operation of the business of the Company and its Subsidiaries as now conducted and proposed to be conducted. Except as disclosed on Schedule 3.12A, the Company and each of its Subsidiaries have taken all action which it has determined to be reasonably necessary to maintain and protect each such item of Intellectual Property that the Company or its Subsidiaries own or use, including maintaining any registrations thereof.

               (b) Except as disclosed on Schedule 3.12B, to the Knowledge of the Company, none of the Company or any of its Subsidiaries has interfered with, infringed upon, misappropriated, or otherwise come into conflict with, any Intellectual Property rights of any third party, and none of the Company or any of its Subsidiaries or any of their respective directors and officers (and employees with responsibility for Intellectual Property matters) has ever received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that the Company or any of its Subsidiaries must license, or refrain from using, any Intellectual Property rights of any third party). Except as disclosed on Schedule 3.12B, to the Knowledge of the Company, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with, any Intellectual Property rights of the Company or any of its Subsidiaries.

               (c) Schedule 3.12C identifies (i) each registration which has been issued to the Company or any of its Subsidiaries with respect to any of their respective Intellectual Property, (ii) each pending application for registration which the Company or any of its Subsidiaries has made with respect to any of their respective Intellectual Property and (iii) each Contractual Obligation which the Company or any of its Subsidiaries has granted to any third party with respect to any of their respective Intellectual Property (together with any exceptions), other than Intellectual Property rights granted pursuant to Government Contracts that are required or permitted by standard, published government clauses. The Company and its Subsidiaries have made available to the Investors correct and complete copies of all such registrations, applications and Contractual Obligations, in each case as amended and in effect, and have made available to the Investors correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Schedule 3.12C also identifies each trade name or unregistered trademark and service mark used by the Company or any of its Subsidiaries in connection with its business. With respect to each item of Intellectual Property identified on
         Schedule 3.12C:

                   (A) the Company or its Subsidiaries possess all right, title, and interest in and to such item, free and clear of any Lien or license, other than licenses granted pursuant to Government Contracts; to Governmental Authorities that are required or permitted by standard, published government clauses;

                   (B) such item is not subject to any outstanding Government
              Order, and no Action is pending or, to the Knowledge of the Company, is threatened, which challenges the legality, validity, enforceability, use or ownership of such item; and

                   (C) none of the Company or any of its Subsidiaries has agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to such item.

                   (d) Schedule 3.12D identifies each item of Intellectual
              Property that any third party owns and that the Company or any of its Subsidiaries uses pursuant to any Contractual Obligation other than (A) Intellectual Property consisting of commercially available, over-the counter, "shrink-wrap" software used in the Ordinary Course of Business and (B) Intellectual Property rights granted pursuant to Government Contracts to Governmental Authorities that are required or permitted by standard, published government clauses. Except as disclosed on Schedule 3.12D, none of the Company or any of its Subsidiaries pays royalties for the use of such Intellectual Property. The Company and its Subsidiaries have made available to the Investors complete copies of all such Contractual Obligations, in each case as amended and in effect. With respect to each item of Intellectual Property required to be identified on Schedule 3.12D:

                       (i) each license, sublicense, agreement or permission covering such item is Enforceable;

                       (ii) as to any license, sublicense, agreement or permission with the Company or any of its Subsidiaries, neither the Company or any of its Subsidiaries, nor, to the Knowledge of the Company, any other party thereto is in breach or default, and no Basis exists which, with notice or lapse of time or both, would constitute a breach or default or permit termination, modification or acceleration thereunder;

                       (iii) to the Knowledge of the Company, no party to any
               license, sublicense, agreement or permission covering such item has repudiated any provision thereof;

                       (iv) such item is not subject to any outstanding Government Order, and no Action is pending or, to the Knowledge of the Company, threatened, which challenges the legality, validity or enforceability of such item; and

                       (v) none of the Company or any of its Subsidiaries has granted any sublicense or similar right with respect to any license, sublicense, agreement or permission covering such item, other than licenses granted pursuant to Government Contracts to Governmental Authorities that are required or permitted by standard, published government clauses.

         3.13. Effect of Transactions. Except as disclosed on Schedule 3.13, each of (a) the execution, delivery and performance of each of the Transaction Documents by the Company, (b) the issuance, sale and delivery of the Shares and the Conversion Shares by the Company and (c) the compliance with the provisions of each of the Transaction Documents by the Company do not and will not, with or without the passage of time or the giving of notice or both, (i) violate any provision of any Legal Requirement or Government Order or (ii) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any Lien, upon any of the properties or assets of the Company or any of its Subsidiaries under, their respective Charter, By-laws or any Contractual Obligation, permit or license to which the Company or any of its Subsidiaries is a party or by which they or any of their property is bound or affected.

         3.14. No Governmental Consent or Approval Required. Except as disclosed on Schedule 3.14 and except for (a) filings required by the HSR Act, if any, and
(b) federal or state securities law filings which have been made or which will be made in a timely manner, no authorization, consent, approval or other order of, declaration to, or filing with, any Governmental Authority or any other Person is required for or in connection with the valid and lawful (i) authorization, execution and delivery of any of the Transaction Documents by the Company, (ii) authorization, issuance, sale and delivery of the Shares by the Company or (iii) authorization, reservation, issuance, sale and delivery of the Conversion Shares by the Company.

         3.15. Litigation. Except as disclosed on Schedule 3.15, there is not any Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries which questions the validity of any of the Transaction Documents or the right of the Company to enter into any of the Transaction Documents or to consummate the transactions contemplated hereby or thereby, or which could reasonably be expected to result in a Material Adverse Effect or any change in the current equity ownership of the Company or any of its Subsidiaries, nor is the Company or any of its Subsidiaries aware that there is any Basis for any of the foregoing. The foregoing includes, without limitation, Actions pending or, to the Knowledge of the Company, threatened, involving the prior employment of any of the employees of the Company or any of its Subsidiaries, their use in connection with the business of the Company and its Subsidiaries of any information, creations or techniques allegedly proprietary to any of their former employers or other Persons or entities, or their obligations under any agreements with prior employers or other Persons or entities. Except as disclosed on Schedule 3.15, neither the Company nor any of its Subsidiaries nor any of their respective directors or officers is a party to, or subject to the provisions of, any Government Order. Except as disclosed on Schedule 3.15, there is no Action by the Company or any of its Subsidiaries which is presently pending or which the Company or any of its Subsidiaries presently intends to initiate.

         3.16. Securities Laws. Assuming that the Investors' representations and warranties contained in Section 4 are true and correct, the offer, issuance and sale of the Shares and the Conversion Shares by the Company to the Investors are, and will be as of the Closing, exempt from the registration and prospectus delivery requirements of the 1933 Act, and have been, or will be as of the Closing, registered or qualified (or are, or will be as of the Closing, exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state blue sky and securities laws and all other Legal Requirements.

         3.17. Business. The Company and its Subsidiaries have all necessary franchises, permits, licenses, approvals and other rights and privileges necessary to permit it to own their property and to conduct their present businesses. None of the Company or any of its Subsidiaries is in violation of any Legal Requirement relevant to the ownership of its properties or the carrying on of its present business which has had or could reasonably be expected to have a Material Adverse Effect.

         3.18. Brokerage. Except as disclosed in Schedule 3.18, there are no claims for brokerage commissions or finder's fees or similar compensation payable by the Company or any of its Subsidiaries to any Person in connection with the transactions contemplated by this Agreement based on any Contractual Obligation made by or on behalf of the Company or any of its Subsidiaries, and the Company and its Subsidiaries agree to pay any such brokerage commissions, finder's fees or similar compensation and to indemnify and hold the Investors harmless against any damages incurred as a result of any such claim.

         3.19. Employees.

               (a) There have been and are no material controversies or labor troubles (including any work slowdown, stoppage or strike) pending, or to the Knowledge of the Company, threatened between the Company or any of its Subsidiaries and their respective employees during the last three years.

               (b) To the Knowledge of the Company:

                   (i) no employee of the Company or any of its Subsidiaries is in violation of any term of any Contractual Obligation relating to the right of any such employee to be employed by the Company or any of its Subsidiaries because of the nature of the business conducted or proposed to be conducted by the Company or any of its Subsidiaries or for any other reason, and the continued employment by the Company or any of its Subsidiaries of their respective present employees will not result in any such violation, in each case which has had or could reasonably be expected to have a Material Adverse Effect;

                   (ii) no officer or key employee of the Company or any of its Subsidiaries has any present intention of terminating his or her employment therewith, and none of the Company or any of its Subsidiaries has any present intention of terminating any such employment; and

                   (iii) except as disclosed on Schedule 3.19, the Company and its Subsidiaries have complied in all material respects with all applicable Legal Requirements respecting employment and employment practices, terms and conditions of employment, wages and hours and other laws related to employment, and there are no arrears in the payments of wages, withholding or social security taxes, unemployment insurance premiums or other similar obligations.

               (c) Except as disclosed on Schedule 3.10, none of the Company or any of its Subsidiaries is a party to any Contractual Obligation with any of its Affiliates or other employees with respect to such individual's employment which involves annual total compensation in excess of $200,000. Schedule 3.19 sets forth in reasonable detail the amount and form of annual Compensation of each Affiliate or other employee of the Company or any of its Subsidiaries whose aggregate compensation (including salary, commissions and bonus) during the fiscal year ending on December 31, 1998 exceeded $200,000 or which is expected to exceed $200,000 during the fiscal year ending on December 31, 1999.

         3.20. Insurance. The Company and its Subsidiaries maintain in full force and effect with financially sound and reputable insurers insurance with respect to their respective business and properties, in such amounts and against such losses and risks as is customarily carried by Persons engaged in the same or similar businesses. Except as disclosed on Schedule 3.20, to the Knowledge of the Company, no insurer (a) has disputed any material claim pending under any such insurance policy or (b) has threatened to cancel any such insurance policy. None of the Company or any of its Subsidiaries is in breach or default of, and no Basis exists that with notice or lapse of time or both, would constitute a breach or default of any insurance policy, or would permit modification, termination or acceleration thereof. Except as disclosed on Schedule 3.20, to the Knowledge of the Company, no insurer plans to raise the premiums for any material insurance policy under which the Company or any of its Subsidiaries is currently insured.

         3.21. Environmental Regulation. Except as set forth on Schedule 3.21:

               (a) The Company and its Subsidiaries are in compliance with the Clean Air Act, the Federal Water Pollution Control Act, the Marine Protection Research and Sanctuaries Act, RCRA, CERCLA and any other Environmental Law in effect in any jurisdiction in which any properties of the Company or any of its Subsidiaries are located or where any of them conducts their respective business, and with all applicable published rules and regulations (and applicable standards and requirements) of the federal Environmental Protection Agency and of any similar agencies in states in which the Company or any of its Subsidiaries conducts their respective business, in each case other than those instances of noncompliance which in the aggregate have not had, and could not reasonably be expected to have, a Material Adverse Effect.

               (b) No Action of which the Company or any of its Subsidiaries has been given notice or otherwise has Knowledge is now pending before any Governmental Authority, or to the Knowledge of the Company, threatened by any Person (nor to the Knowledge of the Company does any Basis exist therefor) for, and none of the Company or any of its Subsidiaries has received written correspondence from any Governmental Authority with respect to:

                   (i) noncompliance by the Company or any of its Subsidiaries with any Environmental Law;

                   (ii) personal injury, wrongful death or other tortious conduct relating to materials, commodities or products used, generated, sold, transferred or manufactured by the Company or any of its Subsidiaries (including products made of, containing or incorporating asbestos, lead or other hazardous materials, commodities or toxic substances); or

                   (iii) the release into the environment by the Company or any of its Subsidiaries of any Hazardous Material generated by the Company or any of its Subsidiaries whether or not occurring at or on a site owned, leased or operated by the Company or any of its Subsidiaries.

               (c) None of the properties owned or leased by the Company or any of its Subsidiaries has been used as a treatment, storage or disposal site, other than as disclosed on Schedule 3.21. No Hazardous Material is present in any real property currently or formerly owned or operated by the Company or any of its Subsidiaries except that which has not had, and could not reasonably be expected to have, a Material Adverse Effect. The Company and its Subsidiaries have made available to the Investors true, correct and complete copies of all environmental audits, surveys and other reports relating to any of the properties now or formerly owned or leased by the Company or any of its Subsidiaries.

         3.22. Employee Benefit Plans.

               (a) Schedule 3.22 lists all Employee Plans to which the Company or any of its Subsidiaries contributes or is obligated to contribute, or under which the Company or any of its Subsidiaries has or may have any liability, or which benefits any employee, former employee, director, consultant or independent contractor of the Company or any of its Subsidiaries or the beneficiaries of any such Person (each a "Company Plan"). With respect to each Company Plan, the Company and its Subsidiaries have made available to the Investors correct and complete copies of each of the following: (i) if the plan has been reduced to writing, the plan document together with all amendments; (ii) if the plan has not been reduced to writing, a written summary of all material plan terms; (iii) if applicable, copies of any trust agreements, custodial agreements, insurance policies, administration agreements and similar agreements, and investment management or investment advisory agreements; (iv) copies of any summary plan descriptions, employee handbooks or similar employee communications; (v) in the case of any plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination letter from the IRS and any related correspondence, and a copy of any pending request for such determination; (vi) in the case of any funding arrangement intended to qualify as a VEBA under Section 501(c)(9) of the Code, a copy of the IRS letter determining that it so qualifies; and (vii) in the case of any plan for which Forms 5500 are required to be filed, a copy of the two most recently filed Forms 5500, with schedules attached.

               (b) No defined benefit plan (as defined in Section 3(35) of ERISA) maintained by the Company or any of its Subsidiaries or any corporation, trust, partnership or other entity that would be considered a single employer with the Company or any of its Subsidiaries has incurred an "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Code) whether or not waived. There are not any facts or circumstances that would materially adversely change the funded status of any such defined benefit plan since the date of the most recent actuarial report for such plan. Except as set forth on Schedule 3.22, none of the Company or any of its Subsidiaries has ever maintained or been required to contribute to any "multiemployer plan" as defined in Section 4001(a)(8) of ERISA.

               (c) Each Company Plan that is intended to be qualified under
         Section 401(a) of the Code is so qualified. Each Company Plan, including any associated trust or fund, has been administered in accordance with its terms and with applicable law, and nothing has occurred with respect to any Company Plan that has subjected or could subject the Company or any of its Subsidiaries to a penalty under
         Section 502 of ERISA or to a tax under Sections 4972, 4975, 4976, 4978, 4979A or 4979 of the Code, or that has subjected or could subject any participant in or beneficiary of a Company Plan to a tax under Section 4973 of the Code.

               (d) All required contributions to and premium payments on account of each Company Plan have been made.

               (e) Schedule 3.22 sets forth each and every pending or, to the Knowledge of the Company, threatened lawsuit, claim or other controversy relating to a Company Plan, other than claims for benefits provided for by the Company Plans. No Company Plan is the subject of an examination or audit by a Government Authority, or is the subject of an application or filing under a government-sponsored amnesty, voluntary compliance, or similar program.

               (f) Except as required under Section 601 et seq. of ERISA, no Company Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment.

         3.23. Transactions with Affiliates. Except as disclosed on Schedule 3.23, no Affiliate of the Company or any of its Subsidiaries is a party to any transaction with the Company or any of its Subsidiaries, including any Contractual Obligation providing for the rental of real or personal property from, or otherwise requiring payments in an amount greater than $20,000 annually to, any such Affiliate. Except as disclosed on Schedule 3.23, no employee or Affiliate of the Company or any of its Subsidiaries is indebted in an amount greater than $1,000 to the Company or any of its Subsidiaries, and none of the Company or any of its Subsidiaries owes any Debt to any of its employees or Affiliates. Except as disclosed on Schedule 3.23, no transaction between the Company or any of its Subsidiaries and any Affiliates of the Company or any of its Subsidiaries has been on other than an arms-length basis, and no such transaction has resulted in any overstatement or understatement of the Company's or any of its Subsidiaries' income, revenues, expenses, assets, liabilities or equity compared to what would have occurred had such transaction been with a Person that was not an Affiliate of the Company and subject to arms-length negotiations.

         3.24. [Intentionally Omitted.]

         3.25. Books and Records. The Company and its Subsidiaries maintain minute books which contain records of all meetings and other corporate actions of its stockholders, its Board of Directors and all committees, if any, appointed by its Board of Directors, which minute books are accurate and complete in all material respects. The Company and its Subsidiaries maintain a stock ledger which is complete and reflects all issuances, transfers, repurchases and cancellations of shares of its capital stock. The Company and its Subsidiaries maintain books of account, ledgers, order books, records and documents which reflect all material information relating to their respective business, the nature, acquisition, maintenance, location and collection of their respective assets and the nature of all transactions giving rise to its obligations and accounts receivable and which are accurate and complete in all material respects.

         3.26. Customer and Supplier Relations. The relationships of the Company and its Subsidiaries with their respective customers and suppliers are good commercial working relationships and none of the Company's or any of its Subsidiaries' material suppliers or customers has canceled, terminated or otherwise materially altered or notified the Company or any of its Subsidiaries of any intention or otherwise threatened to cancel, terminate or materially alter its relationship with the Company or any of its Subsidiaries. As of the date hereof, the Company has no reason to believe that there will be any change in relations with material customers or suppliers of the Company or any of its Subsidiaries or as a result of the transactions contemplated by this Agreement that could reasonably be expected to have a Material Adverse Effect.

         3.27. No Illegal Payments, Etc. In the conduct of the business of the Company and its Subsidiaries, none of the Company or any of its Subsidiaries nor any of their directors, officers, employees or agents, has (a) directly or indirectly given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other Person who was, is or may be in a position to help or hinder the Company or any of its Subsidiaries (or assist in connection with any actual or proposed transaction) or made or agreed to make any illegal contribution, or reimbursed any illegal political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office (i) which might subject the Company or any of its Subsidiaries to any damage or penalty in any civil, criminal or governmental litigation or proceeding or (ii) the non-continuation of which has had or could have a Material Adverse Effect or (b) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose.

         3.28. Year 2000 Compliance. The Information Technology (as defined below) of the Company and its Subsidiaries is Year 2000 compliant (so long as any other Information Technology, used in combination with the Company's or its Subsidiaries' Information Technology, properly exchanges date/time data with
it). The Company and its Subsidiaries have undertaken an investigation of all material suppliers and vendors relating to all Information Technology products purchased, leased, licensed or used by or in connection with the Company or its Subsidiaries, or their respective Information Technology, and have no reason to believe that any of such Information Technology is not Year 2000 compliant. For purposes of this Agreement, "Year 2000 compliant" means that the Information Technology is designed to be used prior to, during and after the calendar Year 2000 A.D. and the Information Technology used during each such time period will accurately receive, provide and process date/time data (including, but not limited to, calculating, comparing and sequencing) from, into and between the 20th and 21st centuries, including the years 1999 and 2000, and leap-year calculations and will not malfunction, cease to function, or provide invalid or incorrect results as a result of date/time data. For purposes of this Agreement, "Information Technology," includes, but is not limited to computer software, computer hardware including, without limitation, all central processing units, terminals, disk drives, tape drivers, electronic memory units, printers, keyboards, screens, peripheral (and other input/output devices), modems and other communication controllers, and any and all parts and appurtenances thereto, together with all intellectual property used in the operation of such computer equipment and hardware, and other similar or related items of automated, computerized, or software system(s) that are used or relied on by a Party or its Subsidiaries in the conduct of their business.

         3.29. Offering Memorandum. The Offering Memorandum of the Company to be distributed in connection with the Debt Financing Transactions does not contain and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained therein not misleading in light of the circumstances in which they were made.

         3.30. Disclosure. The representations and warranties contained in this
Section 3 (including any other schedules and exhibits required to be delivered by the Company to the Investors pursuant to this Agreement) and any certificate furnished or to be furnished by the Company to the Investors do not contain and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 3 not misleading.

4.       Representations, Warranties and Certain Other Agreements of the
         Investors.

         4.1. Representations, Warranties and Covenants. Each Investor severally, and not jointly, hereby represents, warrants and covenants to the Company that:

               4.1.1. Authorization. Such Investor has full power and authority (a) to execute, deliver and perform each Transaction Document to which such Investor is a party and (b) to acquire the Shares to be acquired by such Investor. Each Transaction Document to which such Investor is a party is Enforceable against such Investor.

               4.1.2. Purchase Entirely for Own Account. The Shares to be acquired by such Investor and the Conversion Shares to be received by such Investor upon conversion of such Shares (collectively, the "Securities") will be acquired for investment for such Investor's own account and not with a view to the distribution of any part thereof in violation of the 1933 Act.

               4.1.3. Restricted Securities. Such Investor understands that any Securities to be acquired by such Investor may not be sold or transferred, or otherwise disposed of, without registration under the 1933 Act, or an exemption therefrom, and that in the absence of an effective registration statement covering such Securities or an available exemption from registration under the 1933 Act, such Securities must be held indefinitely. In the absence of an effective registration statement covering such Securities, such Investor will sell or transfer, or otherwise dispose of, such Securities only in a manner consistent with its representations and agreements set forth herein and the terms and conditions set forth in the Stockholders Agreement.

               4.1.4 Suitability. Such Investor represents that it was not organized for the purpose of making an investment in the Company. Such Investor is an "accredited investor" (as defined in Rule 501(a) promulgated under the 1933 Act). Such Investor's financial condition is such that it is able to bear the risk of holding the Securities to be acquired by such Investor for an indefinite period of time and can bear the loss of its entire investment in the Securities to be acquired by such Investor. Such Investor has such knowledge and experience in financial and business matters and in making high-risk investments of this type that it is capable of evaluating the merits and risks of the purchase of the Securities to be acquired by such Investor.

            4.1.5. Brokerage. Except as disclosed on Schedule 4.1.5, there are no claims for brokerage commissions or finder's fees or similar compensation payable by such Investor to any Person in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of such Investor, and such Investor agrees to indemnify and hold the Company and the other Investors harmless against any damages incurred as a result of any such claims other than such finders' fee.

            4.1.6. U.S. Citizens. Except as disclosed on Schedule 4.1.6, such Investor and its Affiliates are citizens of the United States of America or entities organized under the laws of the United States or any state or political subdivision thereof. For so long as the Investors own any of the Securities, such Investor hereby covenants and agrees to inform the Company in writing within ten Business Days if such representation is no longer true.

      4.2 Legends. It is understood that the certificates evidencing the Securities may bear substantially the following legends:

                  (a) "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE
            SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THESE SECURITIES UNDER SUCH ACT AND LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAW EXCEPTIONS."

                  (b) Any legends required by (i) the Stockholders Agreement,
            (ii) the Registration Rights or (iii) the laws of any applicable jurisdiction.

5.    Certain Covenants and Representations and Warranties.


      5.1. General. Each of the parties will use its best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents (including satisfaction, but not waiver, of the closing conditions set forth in Sections 6 and 7 below).

      5.2. Notices and Consents. The Company will (and will cause its Subsidiaries to) give any notices to third parties, and the Company will use its best efforts to obtain any third party consents, that are required to consummate the transactions contemplated by this Agreement and the other Transaction Documents and any other consent that the Investors may reasonably request. The Company will deliver copies of any such notices and consents to the Investors. Without limiting the generality of the foregoing, each of the parties has filed or will file Notification and Report Forms and related material that may be required to be filed with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, and will make any further filings pursuant thereto that may be necessary in connection therewith.

      5.3. Operation of Business. Other than to consummate the Acquisitions and the transactions specifically contemplated by this Agreement, from the date hereof until the Closing Date, the Company will not (and will cause its Subsidiaries not to) engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Company (i) will not engage in any practice, take any action, or enter into any transaction that would cause the representations and warranties in Section 3 to be untrue at the date made or any future date when they are to be made, and (ii) will (A) make reasonably available to the Investors the officers, employees, agents and independent contractors of the Company and its Subsidiaries in connection with the Investors, diligence investigations of the Company, (B) preserve the goodwill of the customers, suppliers and landlords of the Company and its Subsidiaries and others having business relations with them and (C) consult with the Investors prior to taking any action or entering into any transaction that may be of strategic importance to the Company or any of its Subsidiaries.

      5.4. Preservation of Business. From the date hereof until the Closing Date, the Company will (and will cause its Subsidiaries to) keep each of its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

      5.5. Full Access. From the date hereof until the Closing Date, the Company will (and will cause its Subsidiaries to) permit the Investors and their representatives to have reasonable access to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Company or any of its Subsidiaries and consent to any reasonable request by the Investors and their representatives to contact the Company's or any of its Subsidiaries' customers and suppliers. The foregoing access shall be subject in all instances to two (2) days' prior notice, compliance with all applicable limitations imposed by Governmental Authorities, and execution and delivery to the Company of such non-disclosure and non-solicitation agreements which are reasonably requested by the Company; no such access may be afforded any non-U.S. citizens without the Company's prior written consent, which, with respect to access by any non-U.S. citizen, may be withheld in its absolute discretion.

      5.6. Notice of Developments. From the date hereof until the Closing Date, each party will give prompt written notice to the other party of any development causing a breach of any of its own representations and warranties in Sections 3 and 4 above. No disclosure by any party pursuant to this Section 5.6, however, shall be deemed to amend or supplement the Schedules or to prevent or cure any misrepresentations, breach of warranty, or breach of covenant.

      5.7. Exclusivity. Except for the issuance of Class A Common Stock pursuant to this Agreement, the Preferred Stock Financing and the Debt Financing Transactions, from the date hereof until the Closing Date, the Company will not (and the Company will not permit any of the Company's or any of its Subsidiaries' officers, directors, agents or Affiliates to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to or enter into or consummate any transaction relating to the acquisition of any capital stock or other voting securities, or any of the Company's assets (other than sales of equipment, inventory and other assets in the Ordinary Course of Business), including any acquisition structured as a merger, consolidation, or share exchange, in each case which is intended to be, or may result in being, in whole or in part, directly or indirectly, in substitution for the issuance of the Class A Common Stock to the Investors as contemplated by this Agreement, or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Company will notify the Investors immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

      5.8. The Acquisitions.

           (a) The Company has informed the Investors that it is engaged in negotiations concerning the acquisition by the Company (each an "Acquisition") of all of the outstanding equity interests in each of Trident (the "Trident Acquisition"), ERIM (the "ERIM Acquisition"), and MRJ (the "MRJ Acquisition"). Each of Trident, ERIM and MRJ is sometimes referred to herein as an "Acquisition Candidate".

           (b) With respect to each Acquisition, the Company shall use all reasonable efforts to provide representatives of the Investors and their advisors, including consulting, legal, accounting and other representatives, with such access to each Acquisition Candidate's personnel, records, operations and other information as they may reasonably request, and to facilitate such access, and also to provide such access to the Company's representatives and advisors to provide the Investors and their representatives with the benefit of the diligence investigations conducted by or on behalf of the Company, all to the extent reasonably requested by the Investors in connection with their diligence review of such Acquisition and Acquisition Candidate.

           (c) Prior to the Company or any of its Subsidiaries entering into any documentation with respect to an Acquisition, the Company will provide the Investors and their representatives a reasonable opportunity to comment on such documentation, and shall make all reasonable efforts to have any such comments reflected appropriately in such documentation. Prior to the Closing, the Company shall furnish to each Investor true, correct and complete copies of all documentation relating to any Acquisition which has been executed by the Company or any of its respective Subsidiaries, together with any and all amendments thereto, modifications thereof or waivers granted thereunder (collectively, the "Acquisition Documents"). References to any one of the Acquisition

     Documents shall mean such Acquisition Document in the form so furnished to the Investors, without regard to any amendment, modification, waiver, change, limitation or termination of such documents which is made or otherwise becomes effective after the Closing, unless such amendment, modification, waiver, change, limitation or termination has been consented to in writing by the Investors, and shall include other documents, exhibits and schedules which are attached thereto or incorporated therein by reference.

          (d) If, at the time the Company or any of its Subsidiaries enters into definitive documentation with respect to an Acquisition, the Investors are, in good faith, satisfied with their diligence review of such Acquisition and the documentation relating thereto, the Investors will so notify the Company in writing and the conditions specified in Section 6.5(b) shall be deemed to have been satisfied to the extent set forth in such notice.

          (e) The Company makes the following representations and warranties to the Investors on and as of the Closing Date:

              (i) The Company has furnished or caused to be furnished to each Investor true, correct and complete executed or conformed copies of each Acquisition Document and all amendments thereto.

              (ii) Each of the representations and warranties made by any Acquisition Candidate in any of the Acquisition Documents or in any document delivered pursuant thereto is incorporated herein by reference with the same force and effect as if fully set forth herein together with the definitions of the defined terms used therein, mutatis mutandis, so that references to the recipient of any such representations and warranties shall be deemed to be references to the Investors. Each such representation and warranty so incorporated herein by reference is true and correct both on the date made in the applicable Acquisition Document and, subject to the applicable materiality standard set forth in such Acquisition Document, on the Closing Date and is hereby confirmed directly by the Company to the Investors. The Company does not have any reason to believe that any of the representations and warranties made by any Person in any of the Acquisition Documents and in any documents delivered pursuant thereto at the Closing or otherwise is not true and correct in all material respects.

6. Conditions to the Investors' Obligations at the Closing. The obligations of each Investor under Section 2 to purchase the Shares to be acquired by such Investor at the Closing are subject to the fulfillment of each of the following conditions (unless waived by the Investors in accordance with Section 15):

     6.1. Representations and Warranties. The representations and warranties of the Company, contained or incorporated by reference in Sections 3 and 5.8(e) shall be true and correct on and as of the Closing Date.

     6.2. Performance. The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it at or prior to the Closing.

     6.3. Compliance Certificate. The Company shall have delivered to the Investors at the Closing a certificate signed by the President of the Company, certifying that the conditions specified in Sections 6.1, 6.2, 6.4, 6.5(a), 6.6 and 6.10 through 6.16 have been fulfilled.

     6.4. Certificate of Incorporation; By-laws. The Certificate of Incorporation shall be in the form of Exhibit B; and the By-laws of the Company shall be amended in form and substance satisfactory to the Investors and shall provide that the vote of at least one Class A Director (as such term is defined in the Certificate of Incorporation attached hereto as Exhibit B) shall be required to elect or appoint any successor or replacement to the President of the Company.

     6.5. Acquisitions.

          (a) Each of (i) the Trident Acquisition, (ii) the ERIM Acquisition and
     (iii) the MRJ Acquisition shall be consummated simultaneously with the Closing. Each Acquisition Document relating to each Acquisition occurring on the Closing Date shall have been duly authorized, executed and delivered by each party thereto and shall be in full force and effect in the form thereof referred to in Section 5.8(e) with no term or condition thereof having been amended, modified or waived without the Investors' prior written consent; and all material covenants and agreements contained in such Acquisition Document which are to be performed or complied with at or prior to the consummation of such Acquisition shall have been performed, complied with or (subject to the first clause of this sentence) waived prior thereto.

          (b) The Investors shall be satisfied, in their sole and absolute discretion, with (i) their diligence investigation (including business, accounting, legal, tax and environmental) of each Acquisition occurring on the Closing Date and the related Acquisition Candidate and (ii) the form, terms and conditions of all Acquisition Documents related to each such Acquisition.

          (c) All legal opinions being rendered in connection with the Debt Financing Transactions and each Acquisition occurring on the Closing Date shall have been confirmed directly to each Investor.

     6.6. Qualifications. All authorizations, approvals or permits (including any authorizations, approvals or permits required by the HSR Act), if any, of any Governmental Authority that are required in connection with the lawful issuance and sale of the Shares to the Investors pursuant to this Agreement (other than those which are not required to be obtained prior to the Closing) shall have been duly obtained and shall be effective on and as of the Closing Date.

     6.7. Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Investors and to the special counsel for the Investors, and they shall have received all such counterpart original and certified or other copies of such documents as they may reasonably request.

     6.8. Secretary's Certificate. The Company shall have delivered to the Investors a certificate dated the Closing Date and signed by the Secretary of the Company certifying: (a) that attached thereto is a true and complete copy of the By-laws of the Company as in effect on the Closing Date; (b) that attached thereto is a true and complete copy of all resolutions adopted by the Board of Directors and the stockholders of the Company authorizing (i) the execution, delivery and performance of each of the Transaction Documents, (ii) the issuance, sale and delivery of the Shares and (iii) the reservation, issuance and delivery of the Conversion Shares, and that all such resolutions are in full force in effect and are all the resolutions adopted in connection with the transactions contemplated by the Transaction Documents; (c) that attached thereto is a true and complete copy of the Certificate of Incorporation, as amended and in effect on the Closing Date; and (d) as to the incumbency and specimen signature of certain officers of the Company.

     7.9. Legal Opinion. The Investors shall have received from Andrews & Kurth L.L.P., counsel for the Company, its opinion with respect to the transactions contemplated by the Transaction Documents, which opinion shall be in form and substance reasonably satisfactory to the Investors.

     7.10. Financial Projections. Nothing shall have occurred that poses a material risk that the Company and its Subsidiaries will not be able to operate after the Closing substantially in accordance with the financial projections previously furnished to the Investors.

     7.11. Stockholders Agreement. The Company and certain stockholders of the Company, including Argotyche, L.P. and each officer and director of the Company and each of its Subsidiaries, shall have executed and delivered to the Investors the Stockholders Agreement.

     7.12. Registration Rights Agreement. The Company shall have executed and delivered to the Investors the Registration Rights Agreement.

     7.13. Payment of Fees and Expenses. Contemporaneously with the Closing, the Company shall have paid to MCP a fee in the amount of $1,600,000 and all reasonable expenses of the Investors (including all reasonable out-of-pocket expenses and the reasonable fees and disbursements of counsel, accountants and other advisors to the Investors) incurred prior to the Closing in connection with the discussion, evaluation, negotiation and documentation of the transactions contemplated by this Agreement, the other Transaction Documents and the Acquisition Documents.

     6.14. Debt Financing and Preferred Stock Financing. The Company shall have consummated each of the Debt Financing Transactions and the Preferred Stock Financing on terms and conditions acceptable to the Investors.

     6.15. Issuance of Shares to Monitor Company, Inc. The Company shall have issued 2,500 shares of Class A Common Stock and paid $50,000 in cash to Monitor Company, Inc. for services provided by Monitor Company, Inc.

7. Conditions to the Company's Obligations at the Closing. The obligations of the Company under Section 2 to sell and issue the Shares at the Closing are subject to the fulfillment of each of the following conditions (unless waived by the Company in accordance with Section 15):

     7.1. Representations and Warranties. The representations and warranties of the Investors contained in Section 4 shall be true and correct on and as of the Closing Date.

     7.2. Payment of Purchase Price. The Investors shall have paid to the Company the aggregate purchase price of their Shares as set forth in Section 2.3.

     7.3. Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Company and to counsel for the Company, and they shall have received all such counterpart original and certified or other copies of such documents as they may reasonably request.

     7.4. Qualifications. All authorizations, approvals or permits (including any authorizations, approvals or permits required by the HSR Act), if any, of any Governmental Authority that are required in connection with the lawful issuance and sale of the Shares to the Investors pursuant to this Agreement (other than those which are not required to be obtained prior to the Closing) shall have been duly obtained and shall be effective on and as of the Closing Date.

     7.5. Stockholders Agreement. The Investors shall have executed and delivered to the Company a stockholders agreement substantially in the form of Exhibit C.

     7.6. Acquisitions. Each of (i) the Trident Acquisition, (ii) the ERIM Acquisition and (iii) the MRJ Acquisition shall be consummated substantially contemporaneously with the Closing in accordance with the terms of the applicable Acquisition Documents.

8. Affirmative Covenants of the Company and its Subsidiaries. The Company shall comply with each of the following covenants applicable to it:

     8.1. Financial and Other Information.

          8.1.1. Accounts and Reports. The Company will (and will cause its Subsidiaries to) maintain books and records in accordance with GAAP, consistently applied.

          8.1.2. Annual Financial Statements. The Company will deliver to each
     Investor:

                 (a) within 90 days after the end of each fiscal year of the Company and its Subsidiaries, a copy of the audited consolidated and unaudited consolidating balance sheets of the Company and its Subsidiaries as at the end of such fiscal year and the audited consolidated and unaudited consolidating statements of income, cash flows and stockholder's equity of the Company and its Subsidiaries for such fiscal year, all in reasonable detail, prepared in accordance with GAAP, consistently applied, and certified in an audit report by independent public accountants selected by the Board of Directors of the Company; and

                 (b) copies of all financial statements and reports which the Company or any of its Subsidiaries shall send to its stockholders generally or file with the Securities and Exchange Commission or any stock exchange on which any securities of the Company or any of its Subsidiaries may be listed.

          8.1.3. Quarterly Financial Statements. The Company will deliver to each Investor, within 45 days after the end of each of the first three quarterly accounting periods of each fiscal year of the Company and its Subsidiaries, (a) a copy of the unaudited consolidated and consolidating balance sheets of the Company and its Subsidiaries as at the end of such quarterly accounting period and the unaudited consolidated and consolidating statements of income, cash flows and stockholder's equity of the Company and its Subsidiaries for such quarterly accounting period and for the portion of the fiscal year ending on the last day of such quarterly accounting period, each of the foregoing balance sheets and statements (i) to set forth in comparative form the corresponding figures for the same period of the prior fiscal year, and actual versus budgeted amounts, (ii) to be in reasonable detail, (iii) to be prepared in accordance with GAAP, consistently applied, except that such financial statements may be subject to normal year-end audit adjustments and the addition of footnotes, and
     (iv) to be certified, subject to normal year-end audit adjustments and the addition of footnotes, by the principal financial officer of the Company as true and accurate in all material respects as of the date thereof.

          8.1.4. Other Financial Statements. The Company will furnish to each Investor, within 30 days after the end of each calendar month (except any such month that is the last month of any quarterly accounting period, or of the fiscal year, of the Company and its Subsidiaries), a copy of the unaudited consolidated and consolidating balance sheets of the Company and its Subsidiaries as at the end of such accounting period and the unaudited consolidated and consolidating statements of income and of cash flows of the Company and its Subsidiaries for such accounting period, each of the foregoing balance sheets and statements shall be prepared in substantially the same form and detail as set forth on Schedule 8.1.4 and shall (a) be prepared in accordance with GAAP, consistently applied, except that such financial statements may be subject to normal year-end audit adjustments and the addition of footnotes, and (b) be certified, subject to normal year-end audit adjustments and the addition of footnotes, by the principal financial officer of the Company as true and accurate in all material respects as of the date thereof.

            8.1.5. Budgets. The Company will furnish to each Investor as soon as practicable, but in any event no later than 45 days after the beginning of each fiscal year, a budget, prepared on an accounting period-by-accounting period basis, and an operating plan for such fiscal year, each approved by the Board of Directors of the Company, including projected consolidated balance sheets and consolidated statements of income and of cash flows and changes in financial condition of the Company and its Subsidiaries for such months.

            8.1.6. Visits and Discussions. The Company will (and will cause its Subsidiaries to) permit each Investor and the representatives of each such Investor (but only if any such individual is a U.S. citizen), at all reasonable times during normal business hours following reasonable notice and as often as reasonably requested, to visit and inspect, at the expense of the Company, any of the properties of the Company and its Subsidiaries, including their respective books and records and, subject to reasonable arrangements with any transfer agents of the Company or any of its Subsidiaries, lists of securityholders, and to make extracts therefrom and to discuss the affairs, finances and accounts of the Company and its Subsidiaries with their respective officers. The foregoing access shall be subject in all instances to two (2) days' prior notice, compliance with all applicable limitations imposed by Governmental Authorities, and execution and delivery to the Company of such non-disclosure and non-solicitation agreements which are reasonably requested by the Company; no such access may be afforded any non-U.S. citizens without the Company's prior written consent, which, with respect to access by any non-U.S. citizen, may be withheld in its absolute discretion.

            8.1.7. Litigation; Adverse Change. The Company will promptly advise each Investor in writing of (a) each suit or proceeding commenced or threatened against the Company or any of its Subsidiaries which, if adversely determined, would have a Material Adverse Effect and (b) any facts that come to the attention of the Company which question the accuracy or completeness of the representations and warranties contained herein when made.

            8.1.8. Other Information. The Company will also furnish to each Investor with reasonable promptness such other information and data (including weekly and monthly sales reports and other data used by management of the Company to review the business and operations of the Company and its Subsidiaries) with respect to the Company or any of its Subsidiaries as such Investor may from time to time reasonably request; the foregoing shall include information and data with respect to the Debt Financing Transactions, including with respect to the Company's Senior Redeemable Exchangeable Preferred Stock, the Company's Senior Subordinated Increasing Rate Notes and the Company's Revolving Credit Agreement dated as of the date hereof.

     8.2. Confidentiality. Each Investor covenants and agrees that such Investor and any Person authorized or controlled by such Investor receiving information under this Agreement or exercising rights of visitation or inspection granted hereunder shall maintain the confidentiality of all financial, confidential and proprietary information of the Company and any of its Subsidiaries acquired by such Person in receiving such information and exercising such rights. Notwithstanding the preceding sentence, each Investor or Person authorized or controlled by such Investor may disclose such information (a) when required by any Legal Requirement or any request, requirement or order (including a subpoena or other process) of any Governmental Authority, provided that such Investor or Person first (i) gives the Company prompt notice of such required disclosure and
(ii) at the expense of the Company, takes reasonable steps to assist the Company in obtaining a protective order with respect to such required disclosure; (b) to the extent necessary to enforce this Agreement and the transactions contemplated hereby; (c) to its attorneys, accountants, consultants and other professionals to the extent necessary to obtain their services in connection with its investment in the Company; (d) as may be required by any prospective purchaser of any Securities from such Investor, provided that such prospective purchaser first agrees to keep such information confidential in accordance with the terms of this Section 8.2; and (e) to any Affiliate, stockholder or partner of such Investor, provided that such Affiliate, stockholder or partner first agrees to keep such information confidential in accordance with the terms of this Section 8.2.

     8.3. Expenses. The Company shall pay, on demand, all reasonable expenses and costs of the Investors incurred in connection with the discussion, evaluation, negotiation and documentation of the transactions contemplated by this Agreement, the other Transaction Documents and the Acquisition Documents and the operations hereunder or thereunder, (a) including the reasonable fees and expenses of counsel to the Investors incurred in connection with the preparation, negotiation and execution of this Agreement, the other Transaction Documents and the Acquisition Documents and the consummation of the transactions contemplated hereby and thereby; (b) the reasonable fees and expenses of accountants, consultants and other professionals engaged by the Investors in connection with the consummation of such transactions; (c) the reasonable out-of-pocket expenses incurred by any Investor in connection with (i) the consummation of the such transactions, or (ii) the attendance at any meeting of the Board of Directors (or any committee thereof) of the Company or any of its Subsidiaries; (d) all tax liabilities of the Investors (other than tax liabilities based upon or measured by income or capital gains or similar investment), including recording and filing fees and sales, transfer and documentary stamp taxes and other similar tax liabilities, at any time payable in respect of any Security, this Agreement, any other Transaction Document, any Acquisition Document or any of the transactions contemplated hereby or thereby;
(e) all reasonable expenses incurred in respect of the exercise, performance, preservation or enforcement of any right granted to any holder of any Security hereunder, under any other Transaction Document or under any Acquisition Document (which shall include reasonable attorneys' fees and expenses and expenses incurred in connection with the investigation and review by the Investors and their advisors of potential claims under any of such documents); and (f) all expenses (including reasonable attorneys' fees and expenses) in connection with any amendments or modifications to, or waivers or consents under, this Agreement, any other Transaction Document or any Acquisition Document (whether or not such amendment, modification, waiver or consent shall become effective).

     8.4. Determination Event Fee. Upon the occurrence of a Determination Event, as defined in the Certificate of Incorporation attached as Exhibit B to this Agreement, the Company shall pay to MCP in immediately available funds a fee of $1,600,000.

     8.5. Investor Consent Rights. Without the affirmative approval of the holders of a majority of the Class A Common Stock then outstanding, the Company shall not change the primary business strategies or focus of the Company and its Subsidiaries; provided, however, that the provisions of this Section 8.5 shall not be applicable in the instances stated in Section 4.4.1 of the Certificate of Incorporation attached as Exhibit B to this Agreement, including in connection with the exercise of certain repurchase rights and the reduced percentage of Class A Common Stock held by the Investors.

     8.6. Redemption of Stock. The Company agrees to repurchase, within 45 days following the Closing Date, 1,658,468 shares of its Class B Common Stock at a price per share that does not exceed $14.23.

9.   Provisions Relating to Indemnification.

     9.1. Indemnification. In consideration of the execution and delivery by the Investors of this Agreement, the Company will indemnify, exonerate and hold free and harmless each of the Investors and their respective partners, advisory board members, directors, officers, employees, representatives and agents (each an "Investor Indemnified Person") from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses, including reasonable attorneys' fees and expenses and any diminution in value of the Securities and any securities issued in exchange or in substitution for the Securities held by the Investors and their Affiliates (collectively, the "Investor Indemnified Liabilities"), incurred by the Investor Indemnified Persons or any of them as a result of, or arising out of, or relating to, any of (a) any breach of any representation or warranty (as such representation and warranty would read if all materiality qualifications were deleted therefrom, including without limitation each such qualification relating to a Material Adverse Effect) made by the Company or any of its Subsidiaries in this Agreement or any other Transaction Document or incorporated by reference herein, (b) any breach of any covenant or agreement made by the Company or any of its Subsidiaries in this Agreement or any other Transaction Document, or (c) any action, suit or proceeding between the Company or any of its Subsidiaries and any Investor with respect to this

Agreement or any other Transaction Document which is determined adversely to the Company or such Subsidiary in a final nonappealable judgment, except for any such Investor Indemnified Liabilities arising out of (i) the gross negligence or willful misconduct of any Investor Indemnified Person, or (ii) any breach of any representation, warranty, covenant or agreement made by any Investor in this Agreement or any other Transaction Document; provided, that, the Company shall be liable under this Section 9.1 in respect of Investor Indemnified Liabilities only if the aggregate of such Investor Indemnified Liabilities exceeds $500,000 in which case the Company will be liable for all such Investor Indemnified Liabilities; and, provided, further, that the foregoing limitations shall not apply to breaches of the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.8, 3.9, 3.18, 3.21 and 3.22 and breaches of any covenant or agreement made by the Company in this Agreement or any other Transaction Document. If, and to the extent that, the foregoing undertaking is unenforceable against the Company for any reason, the Company will make the maximum contribution to the payment and satisfaction of each of the Investor Indemnified Liabilities which is permissible under applicable law.

     9.2. Survival of Representations and Warranties. All of the representations and warranties of the Company (except for those contained in Sections 3.1, 3.2, 3.3, 3.8, 3.9, 3.18, 3.21, 3.22, 3.24 and 5.8(e)) contained in this Agreement or any other Transaction Document shall survive the Closing and continue in full force and effect for a period of two years thereafter. The representations and warranties of the Company contained in Section 3.18 and 3.21 shall survive the Closing and continue in full force and effect for a period of six years thereafter. The representations and warranties contained in Section 5.8(e)(ii) shall survive the Closing and continue in full force and effect as follows: (a) representations and warranties relating to broker/dealer and environmental matters shall continue in full force and effect for a period of three years after the Closing; (b) representations and warranties relating to organization and corporate power, authorization of the transaction, capitalization, title to property, tax matters and employee benefit plans and matters shall continue in full force and effect without limit as to time (subject to any applicable statutes of limitation and extensions or waivers thereof plus an additional 60 days); and (c) all other representations and warranties shall continue in full force and effect for a period of two years after the Closing. The representations and warranties of the Company contained in Sections 3.1, 3.2, 3.3, 3.8, 3.9, 3.22, 3.24 and 5.8(e)(i) shall survive the Closing and continue in full force and effect without limit as to time (subject to any applicable statutes of limitation and extensions or waivers thereof plus an additional 60 days). The termination of any representation and warranty of the Company, however, shall not affect any claim for breaches of representations or warranties if written notice thereof is given to the breaching party prior to such termination date. All covenants and indemnities of any party to this Agreement or any other Transaction Document shall, unless otherwise specifically provided herein remain in full force and effect forever.

     9.3. Matters Involving Third Parties.

          (a) If any third party shall notify any party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other party (the "Indemnifying Party") under this Section 9, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

          (b) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Investor Indemnified Liabilities the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

          (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 9.3(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not unreasonably be withheld), and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim unless written agreement is obtained releasing the Indemnified Party from all liability thereunder.

          (d) In the event any of the conditions in Section 9.3(b) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (iii) the Indemnifying Party will remain responsible for any

     Investor Indemnified Liabilities the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 9.

10.  Termination.

     10.1. Termination of Agreement. This Agreement may, by written notice given prior to the Closing, be terminated:

           (a) by mutual consent of the Company and the Investors;

           (b) by the Investors (i) in the event the Company has breached any representation, warranty, or covenant contained in this Agreement in any material respect, the Investors have notified the Company of the breach, and the breach has continued without cure for a period of 20 days after the notice of breach or (ii) if the Closing shall not have occurred on or before December 31, 1999, by reason of the failure of any condition precedent under Section 6 hereof (unless the failure results primarily from the Investors breaching any representation, warranty, or covenant contained in this Agreement), provided that if the Investors are then prepared to purchase the Shares on the terms and conditions specified herein and such breach or failure shall have been the result, directly or indirectly, in whole or in part, of an act or omission of the Company, any Subsidiary of the Company, or any agent or representative of any of them, then the Company shall pay the Investors all amounts required to be paid by the Company to the Investors under Section 8.3;

           (c) by the Company (i) in the event the Investors have breached any representation, warranty, or covenant contained in this Agreement in any material respect, the Company has notified the Investors of the breach, and the breach has continued without cure for a period of 20 days after the notice of breach or (ii) if the Closing shall not have occurred on or before December 31, 1999, by reason of the failure of any condition precedent under Section 7 hereof (unless the failure results primarily from the Company itself breaching any representation, warranty, or covenant contained in this Agreement); and

           (d) by the Company, if (i) the Board of Directors of the Company has in good faith determined, upon the advice of outside, independent counsel and after consultation with a financial advisor having a nationally recognized reputation, that such Board of Directors is required to pursue a transaction of the type described in Section 5.7 in order to fulfill the fiduciary obligations of such Board of Directors to the stockholders of the Company under applicable law, and (ii) no breach of the provisions of
     Section 5.7 has occurred, provided that such notice shall not be effective unless it is accompanied or preceded by a wire transfer of immediately available funds paid by the Company to MCP in an amount equal to $1,600,000 plus all amounts required to be paid by the Company to the Investors under
     Section 8.3.

     10.2. Effect of Termination. If any party terminates this Agreement pursuant to Section 10.1 above, all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party (except for any liability of any party then in breach and except that the provisions of Sections 8.2 and 9 hereof shall survive with respect to actions or omissions prior to the date of such termination).

11. Amended and Restated Shareholders Agreement. In accordance with Section 13 of the Amended and Restated Shareholders Agreement dated as of September 1997, among the Company and certain of its stockholders, the Company hereby waives the requirement that any Investors become a party to such agreement as an additional "Covered Shareholder."

12. Notices. Any notice required to be given pursuant to this Agreement shall be given in writing. Any notice, consent, approval, demand and other communication in connection with this Agreement shall be deemed to be given if given in writing (including telex, telecopy or similar teletransmission) addressed as provided below (or to the addressee at such other address as the addressee shall have specified by notice actually received by the addressor), and if either (a) actually delivered in fully legible form to such address (evidenced in the case of a telex by receipt of the correct answerback) or (b) in the case of a letter, four days shall have elapsed after the same shall have been deposited in the United States mails (i) with first-class postage prepaid and registered or certified, with return receipt requested, or (ii) with express delivery postage prepaid, with receipt required for delivery.

     If to the Company, to it at Suite 1200, 2001 North Beauregard Street, Alexandria, VA 22311-1732, telecopy number (703) 575-3200, to the attention of Chief Executive Officer, with a copy to Andrews & Kurth L.L.P., 600 Travis Street, Suite 4200, telecopy number (713) 238-7120, to the attention of James V. Baird, Esq.

     If to Monitor Clipper Equity Partners, L.P. or Monitor Clipper Equity Partners (Foreign), L.P., to it at its address set forth on Exhibit A, with a copy to Ropes & Gray, One International Place, Boston, Massachusetts 02110, telecopy number (617) 951-7050, to the attention of Winthrop G. Minot, Esq.

     If to CIBC WG Argosy Merchant Fund 2, L.L.C., or Co-Investment Merchant Fund 3, LLC, to it at its address set forth on Exhibit A, with a copy to Cahill Gordon & Reindel, 80 Pine Street, New York, NY 10005-1702, telecopy number (212) 269-5420, to the attention of Roger Meltzer, Esq.

     If to the Texas Growth Fund II - 1998 Trust, to it at its address set forth on Exhibit A, with a copy to Vinson & Elkins, 600 Congress Avenue, Suite 2700, Austin, TX 78701, telecopy number (512) 495-8612, to the attention of Kyle Fox, Esq.

13. Reliance; Survival. All covenants, agreements, representations, warranties and undertakings of the Company made in this Agreement (including the Exhibits and Schedules), the other Transaction Documents or any other written information delivered or furnished to any

Investor in connection herewith or therewith (a) shall be deemed material and to have been relied upon by such Investor; (b) except as otherwise provided in this Agreement, shall survive the delivery of the Shares; (c) shall bind the Company and its successors and permitted assigns (whether so expressed or not); and (d) shall inure to the benefit of the Investors and their respective successors and assigns, including each transferee of any Securities (whether so expressed or not).

14. Third Party Beneficiary. The parties hereto intend for MCP to be a third party beneficiary under this Agreement with respect to Section 8.4 hereof.

15. Assignment. The Company shall not assign any of its rights and obligations hereunder, or any of their interests herein, without the prior written consent of the Investors. Prior to Closing, no Investor shall assign any of its rights and obligations hereunder, or any of its interests herein, or any of the Shares to be acquired by such Investor hereunder, to any other Person without the prior written consent of the Company, which shall not be unreasonably withheld. All covenants, agreements, representations, warranties and undertakings in this Agreement made by and on behalf of any party hereto shall bind and inure to the benefit of the successors and permitted assigns of such party (whether so expressed or not).

16. Course of Dealing; Amendments, Waivers and Consents. No course of dealing between any Investor, on one hand, and the Company, on the other hand, shall operate as a waiver of any Investor's rights under this Agreement or any other Transaction Document. The Company acknowledges that if any Investor, without being required to do so by this Agreement or any other Transaction Document, gives any notice or information to, or obtains any consent from, the Company, the Investors shall not by implication have amended, waived or modified any provision of this Agreement or any other Transaction Document, or created any duty to give any such notice or information or to obtain any such consent on any future occasion. No delay or omission on the part of any Investor in exercising any right under this Agreement or any other Transaction Document shall operate as a waiver of such right or any other right hereunder or thereunder. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion. No amendment, waiver or consent with respect to this Agreement shall be binding unless it is in writing and signed by each of the Company and the Investors.

17. General. All Exhibits and Schedules are hereby incorporated by reference and made a part of this Agreement. If any provision of this Agreement shall be found by any court of competent jurisdiction to be invalid or unenforceable, the parties hereby waive such provision to the extent that it is found to be invalid or unenforceable. Such provision shall, to the maximum extent allowable by law, be modified by such court so that it becomes enforceable, and, as modified, shall be enforced as any other provision hereof, all the other provisions hereof continuing in full force and effect. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation hereof. This Agreement and the other Transaction Documents constitute the entire understanding of the parties with respect to the subject matter hereof and supersede any and all prior understandings and agreements, whether written or oral, with respect to such subject matter. This Agreement may be executed in counterparts, which together shall constitute one and the same instrument. This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

     IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as an agreement under seal as of the date first above written.

COMPANY:             Veridian Corporation

                     By  /s/ David Langstaff
                         --------------------------------
                         Title: Chief Executive Officer


INVESTORS:           Monitor Clipper Equity Partners, L.P.
                     Monitor Clipper Equity Partners (Foreign), L.P.
                     Each By    Monitor Clipper Partners, L.P.,
                           its general partner
                           By   MCP GP, Inc.,
                                its general partner

                           By /s/ Kevin A. Macdonald
                              ---------------------------
                                Kevin A. Macdonald
                                Authorized Signatory

                     The Board of Trustees of the Texas Growth Fund
                     II, as Trustee for the Texas Growth Fund II - 1998 Trust

                     By:   TGF II Management, L.P., as Executive Director

                           By:  TGF Management Corp., as general
                                partner

                     By: /s/ Stephen M. Soileau
                         --------------------------------
                             Stephen M. Soileau
                             Executive Vice President

                     CIBC WG Argosy Merchant Fund 2, L.L.C.

                     By /s/ Jay Levine
                        ---------------------------------

                     Co-Investment Merchant Fund 3, LLC

                     By /s/ Jay Levine
                        ---------------------------------

                                                                       Exhibit C
                                                                       Exhibit A

                                    INVESTORS

                       Investor                                    Shares

Monitor Clipper Equity Partners, L.P.                             3,364,110
c/o Monitor Clipper Partners, Inc.
2 Canal Park
Cambridge, MA   02141
Telecopy:  (617) 252-2211
Attention:  Kevin A. Macdonald

Monitor Clipper Equity Partners (Foreign), L.P.                     635,890
c/o Monitor Clipper Partners, Inc.
2 Canal Park
Cambridge, MA   02141
Telecopy:  (617) 252-2211
Attention:  Kevin A. Macdonald

CIBC WG Argosy Merchant Fund 2, L.L.C.                              450,000
c/o CIBC World Markets Corp.
425 Lexington Avenue
New York, NY 10017
Attention:  Jay Levine

Co-Investment Merchant Fund 3, LLC                                   50,000
c/o CIBC World Markets Corp.
425 Lexington Avenue
New York, NY 10017
Attention:  Jay Levine

The Texas Growth Fund II - 1998 Trust                             1,000,000
c/o TGF Management Corp.
111 Congress Avenue, Suite, 2900
Austin, TX 78701-4042
Telecopy: (512) 322-3101
Attention: Stephen M. Soileau